PBC PROJECT INVESTMENT AGREEMENT

THIS INVESTMENT  AGREEMENT (the  "AGREEMENT") is made and entered into as of the
25th of June, 2002, by and between Zoucheng Municipal Government (the "GOVERNMENT") and KIWA BIO-TECH PRODUCTS GROUP Ltd., On PBC (Photosynthesis Biological Catalyst) project.

PBC, the main bio-agricultural product of the COMPANY, is a breakthrough product that helps crops and plants to grow more healthily and increase yield. PBC as a new product has received the approval for commercialization from Chinese Ministry of Agriculture. PBC project has also been listed in "2001 Major science and Technology Innovative Projects in China" by Chinese State Economic and Trade Commission. In order to commercialize and mass-produce PBC product and market it in both domestically in China and internationally, the GOVERNMENT and the COMPANY through sincere and friendly negotiation have entered into this AGREEMENT on the terms and conditions hereinafter set forth:

I. The GOVERNMENT agrees to guarantee that the PBC project will receive more practical and preferential support from the GOVERNMENT than those of other provincial or municipal development zones when PBC mass-produced base is established in Zoucheng Economic Development Zone. To receive and reciprocate the support from the Government, a decision has been made through the meetings of the shareholders and the board of directors of the COMPANY that the COMPANY will invest and build the PBC mass-produced base in Zoucheng Economic Development Zone. The total investment of the PBC project by the COMPANY will reach RMB150 to 200 million when all phases of the investment and commercialization of the product are completed. The projected production capacity will be 1500 metric tons and when the full production capacity is reached and it is estimated that the annual sales revenue will be around RMB 750 million and the gross profit will be around RMB 200 million when all 1500 metric tons of the product are sold.

II. The GOVERNMENT will undertake to support the PBC project fully by providing high grade and high efficiency services and more preferential policies, The following preferential policies will be specifically applied to PBC project:

      a. Because of the production materials nature of the PBC product, the PBC project will receive the national tax preferential policies and treatment for production material products used for farm productions;

      b. As a new and high-tech product, PBC project will receive the national preferential tax policies for high-tech products;

      c. As high-tech company, the COMPANY will receive both national and provincial/municipal preferential tax policies and treatment for high-tech companies;

      d. As a major investment and production project of Zoucheng Municipal Government, the PBC project will receive the entity preferential policies and treatment for the project recognized by Zoucheng Municipal Government.

      e. Besides the above preferential policies and treatments, the PBC project will also be given an additional preferential tax holiday of fifty-percent (50%) for the local income tax for another three years after the first national tax holidays of five-years are exhausted;


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      f. During the construction period, all administration charges and expenses relating to the PBC project incurred by the agencies and departments of the GOVERNMENT are exempted and free.

III. After this AGREEMENT is executed, the COMPANY will undertake to register a wholly-owned foreign-investment enterprise in the name of Kiwa Bio-Tech products (Shandong) Co., Ltd.,(the "BASE") within Zoucheng Economic Development Zone. The registered capital is to be RMB 50 million. The GOVERNMENT will undertake to facilitate a speedy registration of the BASE and ensure the COMPANY will obtain the Approval Certificate for the foreign-investment and Business License within 30 days after the COMPANY provides its Registration Certificate and its overseas bank' reference in accordance with to the Chinese Investment Article for Wholly-Owned Foreign-investment Enterprise. The registered capital of the BASE will be put in place in phases according to the Chinese Investment Article for Foreign-investment Enterprise.

IV. The GOVERNMENT will provide at least 100 Mus of land to the BASE of the COMPANY for PBC mass-production purposes. The GOVERNMENT will undertake the expropriation of land, obtain and issue the land use certificate for the benefit of the BASE, and cause the land to be ready for the construction of the PBC production facilities prior to the end of October 2002. The GOVERNMENT also agrees and guarantees that the use charge for the land will be exempted for ten (10) years. When and after the BASE/COMPANY become fully operational and profitable, the GOVERNMENT will then charge and collect from the BASE for the use of the land but the charge will not exceed RMB80,000 per Mu. The BASE/COMPANY guarantees that it will not assign or transfer, nor lease the land in any form before the total land use charge for the land is paid off.

V. In order to realize a prompt implementation of the PBC project, the COMPANY will inject RMB five (5) million into the BASE before the end of June 2002 as the pre-phase start-up capital. The GOVERNMENT reciprocates and guarantees that it will provide an interest-free loan of RMB ten (10) million to the BASE/COMPANY within ten (10) days after the RMB five (5) million pre-phase start-up capital is paid into the account of the BASE. The COMPANY will undertake to seek approvals and complete the formalities for the PBC project and its loan to the BASE. The GOVERNMENT further guarantees that it will cause the RMB ten (10) million loan to be deposited into a special account of the BASE. The use of the Loan will be monitored jointly by the BASE/COMPANY and the GOVERNMENT. The Loan repayment will be made in three years after the BASE becomes fully operational and profitable.

VI. The COMPANY agrees and will relocate its R&D department (including the pilot-scale base in Zhuhai, the bacteria storehouse, all the equipment and instrument for the pilot-scale plant of Shanghai Bio-ecology Research Institute and Beijing Hongdi Kanghua Bio-tech Ltd, which represent all the achievements for the PBC and nano-tech research, and the R&D professionals of the Company) to the Zoucheng Economic Development Zone in June 2002. All bio-tech research work will commence while the construction of the Base is in process. To support the GOVERNMENT's relocation efforts, the GOVERNMENT will provide the BASE/COMPANY with temporary factory and research facilities during the COMPANY's relocation and transition period. The COMPANY may also set up KIWA Bio-tech Institute and KIWA Bio-tech industry park in Zoucheng Economic Development Zone in the future, and when this happens, the GOVERNMENT agrees to provide more preferential policies and treatment to the COMPANY.


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VII.  The GOVERNMENT and the COMPANY  confirm that the  construction  of the PBC project and its production base will start July 2002. The COMPANY will submit a detailed construction plan and work schedule before the end of
      June  2002,   and  both  parties  will  work  together  to  implement  the construction plan.

VIII. The signing and execution of this AGREEMENT will supersede all other previous agreements made and entered into by and between KIWA INTERNATIONAL GROUP and Ji-Ning Municipal Government with respect to the PBC project.

IX. Any and all other terms and conditions, which have not been covered in this AGREEMENT will be discussed and agreed upon in the future in separate agreements.

X. The AGREEMENT is made in both Chinese and English languages and both texts being equally original and legally binding, becomes effective immediately upon signing and execution by the two Parties.

SIGNED BY:                                   SIGNED BY:
BO LIU                                       MENGJUN YANG

FOR AND ON BEHALF OF : 26/5/2002             FOR AND ON BEHALF OF : 26/5/2002
ZHOUCHENG MUNICIPAL GOVERNMENT               KIWA BIO-TECH PRODUCTS GROUP LTD.,